March 13, 2020

Richard J. Nadeau
Chief Financial Officer
MAXIMUS, Inc.
1891 Metro Center Drive
Reston, Virginia 20190

       Re: MAXIMUS, Inc.
           Form 10-K for the Fiscal Year Ended September 30, 2019
           Filed November 26, 2019
           File No. 001-12997

Dear Mr. Nadeau:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services